Exhibit (g)

FORM OF

INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement (the “Agreement”) is made by and between Fundrise Advisors, LLC, a Delaware limited liability company (the “Adviser”), and Fundrise Real Estate Interval Fund II, LLC, a Delaware limited liability company (the “Fund”), on its own behalf.

WHEREAS, the Adviser has agreed to furnish investment management and other services to the Fund, a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund and the Adviser wish to enter into this Agreement setting forth the investment management and other services to be performed by the Adviser for the Fund and the terms and conditions under which such services will be performed; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

1.	General Provision

The Fund hereby employs the Adviser and the Adviser hereby undertakes to act as the investment manager of the Fund and to perform for the Fund such other duties and functions as are hereinafter set forth and such other duties as may be necessary or appropriate in connection with its services as investment manager. The Adviser shall, in all matters, give to the Fund and its Board of Directors (the “Board”) the benefit of its best judgment, effort, advice and recommendations and shall at all times conform to, and use its best efforts to enable the Fund to conform to (i) the provisions of the 1940 Act and any rules or regulations thereunder; (ii) any other applicable provisions of state or federal law; (iii) the provisions of the Limited Liability Company Operating Agreement of the Fund, as it may be amended and/or restated from time to time; (iv) the policies and determinations of the Board; (v) the fundamental policies and investment restrictions of the Fund as reflected in the Fund’s registration statement under the 1940 Act or as such policies may, from time to time, be amended by the Fund’s shareholders; (vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time; and (vii) any exemptive relief granted by the U.S. Securities and Exchange Commission (“SEC”). The appropriate partners, directors, officers and employees of the Adviser or any entity controlling, controlled by or under common control with the Adviser (each, an “affiliate”) shall be available upon reasonable notice for consultation with any of the Directors and officers of the Fund with respect to any matters dealing with the business and affairs of the Fund, including the valuation of any securities or other investments.

2.	Investment Management Services

In its capacity as investment manager, the Adviser shall have the following duties, subject to the direction and control by the Board:

(a)        The Adviser shall regularly provide, or shall cause to be provided, the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objective, policies and restrictions of the Fund, including but not limited to:

(1)     Providing and overseeing the Fund’s overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

(2)      Providing and, as necessary, re-evaluating and updating the investment objective, parameters and guidelines, asset classes, and risk profile of the Fund;

(3)     Determining, from time to time and subject to the provisions of Section 4 hereof, what securities and other investments (including real estate) shall be purchased for the Fund, what securities and other investments (including real estate) shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested, subject always to (i) the provisions of the Fund’s Limited Liability Company Operating Agreement, as it may be amended and/or restated from time to time, (ii) the provisions of the 1940 Act, and (iii) to the investment objectives, policies and restrictions of the Fund, each as shall be from time to time in effect, and subject, further, to such policies and restrictions as the Board may from time to time establish;

(4)      Identifying, evaluating and negotiating the structure of the Fund’s investments, including overseeing due diligence processes related to prospective investments; and

(5)       Monitoring and evaluating the Fund’s performance and examining and recommending ways to improve the performance of the Fund.

(b)       The Adviser shall provide, or shall cause to be provided, such economic, statistical and financial data relating to the Fund or its investments and such reports, evaluations, information or analyses concerning important economic, political and other developments as the Adviser shall deem appropriate or as shall be requested by the Board.

(c)       The Adviser shall advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Fund insofar as it relates to the Fund.

(d)       The Adviser shall furnish, on behalf of the Fund, all other services of whatever nature that the Adviser from time to time reasonably determines to be necessary or useful in connection with the investment management of the Fund as provided under this Section 2.

3.	Administrative, Management and Other Services

(a)       In addition to the performance of investment management and related services set forth in Section 2 of this Agreement and subject to the direction and control by the Board, the Adviser shall provide, or cause to be provided, such administrative, management and other services as may from time to time be requested by Fund as necessary for the operation of the Fund, including but not limited to:

(1)       Managing and performing the various administrative functions necessary for the day-to-day operations of the Fund;

(2)     Supervising and coordinating all aspects of the Fund’s operation, including the supervision and coordination of all matters relating to the functions of the custodian, transfer agent or other shareholder servicing agents (if any), accountants, attorneys and other parties performing services or operational functions for the Fund, including serving as the liaison between such service providers and the Board;

(3)     Drafting and negotiating all aspects of agreements and amendments with the custodian, transfer agent or other shareholder servicing agents (if any) for the Fund;

(4)     Providing the Fund with the services of persons, who may be the partners, director, officers or employees of the Adviser or its affiliates, competent to serve as officers of the Fund and to perform such administrative and clerical functions as are necessary in order to provide effective administration for the Fund, including the preparation and maintenance of required reports, books and records of the Fund;

(5)      Providing the Fund with or arranging for adequate office space, facilities, equipment, personnel and related services for the effective administration of the affairs of the Fund as contemplated in this Agreement;

(6)     Maintaining accounting data and any other information concerning the activities of the Fund as shall be required to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

(7)        Executing the pricing process, including calculating the Fund’s net asset value, assisting in the fair valuation of all assets of the Fund for which market quotations are not readily available or as otherwise required with the 1940 Act or the Fund’s valuation procedures, and monitoring valuation information received from independent third-party pricing services and valuation experts;

(8)        Preparing and producing meeting materials for the Board, as well as such other materials as the Board may from time to time reasonably request, including in connection with the Board’s annual review of the Fund’s investment management agreement, the sub-advisory agreements (if any), and related agreements;

(9)       Coordinating and overseeing the preparation and filing with the SEC of registration statements, notices, shareholder reports, proxy statements and other material for the Fund required to be filed under applicable law;

(10)    Developing and implementing compliance programs for the Fund, developing and implementing procedures for monitoring compliance with the Fund’s investment objective, policies and restrictions and with applicable regulatory requirements, and preparing reports to the Board concerning compliance matters;

(11)      Providing day-to-day legal and regulatory support for the Fund in connection with the administration of the affairs of the Fund, including but not limited to providing advice on legal, compliance, regulatory and operational issues, advice relating to litigation involving the Fund and/or its Directors or officers, and procuring legal services for the Fund and supervising the work of outside legal counsel;

(12)       Assisting the Fund in the handling of regulatory examinations and working with the Fund’s legal counsel in response to non-routine regulatory matters;

(13)       Making, changing and revoking such tax elections on behalf of the Fund, as the Adviser deems appropriate, including, without limitation: (i) making an election to be treated as a real estate investment trust or to revoke such status; and (ii) making an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes;

(14)       Providing the Fund with all necessary cash management services;

(15)     Managing and coordinating with the transfer agent to update records with respect to distributions and payments to shareholders;

(16)       Evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(17)      Making reports to the Board regarding the Adviser’s performance of its obligations hereunder and furnishing advice and recommendations with respect to such other aspects of the business and affairs of the Fund as the Adviser shall determine to be desirable;

(18)       Preparing Board materials and Board reports generally and provide such other information or assistance to the Board as may be necessary from time to time;

(19)       Maintaining and preserving or overseeing the maintenance and preservation of, as applicable, the records specified in the Fund agreements not maintained by other Fund service providers and any other records related to the Fund’s transactions as are required under any applicable state or federal securities laws;

(20)       Preparing such information and reports as may be required by any banks or other lenders from which the Fund borrows funds;

(21)       Performing due diligence on third-party service providers and negotiating service agreements with those third parties;

(22)       Developing the offering of the Fund’s securities, including determining the specific terms of the securities to be offered by the Fund, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(23)       Preparing and approving all marketing materials to be used by the Fund or others relating to the offering of the Fund’s securities;

(24)      Creating and implementing various technology and electronic communications related to the offering of the Fund’s securities;

(25)       Determining the Fund’s distribution policy and authorizing and declaring distributions from time to time;

(26)     Managing communications with shareholders, including answering phone calls, preparing and sending written and electronic reports and other communications;

(27)       Establishing technology infrastructure to assist in providing shareholder support and services; and

(28)       Providing such other services as the parties hereto may agree upon from time to time for the efficient operation of the Fund.

4.	Sub-Advisers and Sub-Contractors

The Adviser, upon approval of the Board, may engage one or more investment advisers that are registered as such under the Investment Advisers Act of 1940, as amended, to act as sub- adviser and provide certain services set forth in Section 2 hereof with respect to the Fund, all as shall be subject to approval in accordance with the requirements of the 1940 Act and as such requirements may be modified by rule, regulation or order of the SEC. Each sub-adviser shall perform its duties subject to the direction and control of the Adviser. Subject to the discretion and control of the Board, the Adviser will monitor, supervise and oversee each sub-adviser’s management of the Fund’s investment operations in accordance with the investment objective and related investment policies and restrictions of the Fund, as set forth in the Fund’s registration statement with the SEC, and review and report to the Board periodically on the performance of each sub-adviser and recommend action as appropriate. In addition, the Adviser may employ, engage or sub-contract services to other parties as the Adviser believes to be appropriate or necessary to assist in the performance of any of the services hereunder.

5.	Brokerage and Other Transactions

The Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including execution and delivery of all documents relating to the Fund’s investments. The Adviser shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other investments for the Fund either directly with the issuer or seller or with any broker or dealer or others selected by the Adviser. In connection with the selection of any such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to obtain the most favorable execution and net price available for the Fund. It is understood that it is desirable for the Fund that the Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. It is also understood that the services provided by such brokers may be useful to the Adviser in connection with Adviser’s services to other clients. Subject to and in accordance with any directions that the Board may issue from time to time, the Adviser may be authorized to effect individual portfolio transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and other advisory clients. In the event that the Fund determines to incur debt financing, the Adviser may arrange for such financing on the Fund’s behalf, subject to the oversight of the Board. If it is necessary for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of the Fund’s investment transactions provided herein.

6.	Allocation of Charges and Expenses

(a)       The Adviser will pay all of the ordinary and usual office overhead expenses of the Adviser or any of its affiliates (including rent, etc.) in connection with performance of the Adviser’s duties under this Agreement and the salaries or other compensation of the employees of the Adviser or any of its affiliates.

(b)       The Adviser will not be required to bear any expenses of the Fund other than those specifically allocated to the Adviser in this Section 6. In particular, but without limiting the generality of the foregoing, the Adviser shall not be required to pay, and shall be reimbursed promptly by the Fund if it pays, any third party charges and out-of-pocket costs and expenses that are related to the organization, operation or business of the Fund, including, without limitation, the following: (i) interest and taxes; (ii) brokerage commissions (if any) and other transaction expenses in connection with the Fund’s purchase and sale of assets; (iii) fees and expenses related to the formation of the Fund, the offering of the Fund’s shares, and the admission of investors in the Fund (iv) fees and expenses related to the formation and operation of any subsidiaries of the Fund; (v) fees and expenses related to the investigation and evaluation of investment opportunities (whether or not consummated); (vi) fees and expense related to the acquisition, ownership, management, financing, hedging of interest rates on financings, or sale of portfolio investments; (vii) travel costs associated with investigating and evaluating investment opportunities (whether or not consummated) or making, monitoring, managing or disposing of portfolio investments; (viii) costs of borrowings of the Fund; (ix) costs of any third parties retained to provide services to the Fund; (x) premiums for fidelity and other insurance coverage requisite to the Fund’s operations; (xi) fees and expenses of the Fund’s “non-interested” Directors; (xii) legal, audit and fund accounting expenses; (xiii) custodian and transfer agent fees and expenses; (xiv) expenses incident to the repurchase of the Fund’s shares; (xv) fees and expenses related to the registration under federal and state securities laws of shares of the Fund for public sale; (xvi) fees and expenses related to compliance with rules and regulations related to maintaining the Fund’s tax status as a real estate investment trust (xvii) expenses of printing and mailing prospectuses, reports, notices and proxy material to shareholders of the Fund; (xviii) all other expenses incidental to holding meetings of the Fund’s shareholders; and (xix) such extraordinary non-recurring expenses as may arise, including litigation affecting the Fund and any obligation which the Fund may have to indemnify its officers and Directors with respect thereto. Any partner, director, officer or employee of the Adviser or its affiliates who may also serve as officers, Directors or employees of the Fund shall not receive any compensation directly from the Fund for their services, except to the extent the Board shall have specifically approved the payment by the Fund of all or a portion of the compensation of the Fund’s chief compliance officer or other officer(s).

(c)       The Adviser, or an affiliate of the Adviser, may agree to waive its fees and/or pay or reimburse the expenses of the Fund or otherwise subsidize the Fund to any level that the Adviser, or any such affiliate, may specify. Any such undertaking may be modified or discontinued at any time except to the extent the Adviser explicitly agrees to maintain such undertaking for a specified period.

(d)       To the extent the Adviser or its affiliates incur any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise explicitly agreed to bear such expenses.

7.	Compensation of the Adviser

(a)       For all services to be rendered, the Fund shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly, as set forth in Schedule A to this Agreement, as it may be amended from time to time.

(b)       If it is necessary to calculate the fee for a period of time that is less than a month, then the fee shall be (i) calculated at the annual rate provided in Schedule A but prorated for the number of days elapsed in the month in question as a percentage of the total number of days in such month, (ii) based upon the average of the Fund’s daily net asset value for the period in question, and (iii) paid within a reasonable time after the close of such period. The “daily net asset value” of the Fund shall be determined on the basis set forth in the Fund’s Prospectus or otherwise consistent with the 1940 Act and the rules and regulations promulgated thereunder.

8.	Liability of the Adviser

(a)       The Adviser shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security or other investment, or with respect to the administration of the Fund, as long as the Adviser shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect the Adviser against any liability to the Fund or its shareholders by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)       The rights of exculpation and indemnification are not to be construed so as to provide for exculpation or indemnification provided under Section 8(a) of any person for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation or indemnification would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this Section to the maximum extent permitted by applicable law.

9.	Duration of Agreement

(a)      This Agreement shall be effective with respect to the Fund as of ______________, and shall continue through the period ending two years from such date. This Agreement, unless sooner terminated in accordance with Section 9(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of a majority of the members of the Board or by a vote of a majority of the outstanding voting securities of the Fund, and (2) in either event, by the vote of a majority of the members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

(b)       This Agreement (1) may be terminated at any time without the payment of any penalty either by a vote of a majority of the members of the Board or by a vote of a majority of the Fund’s outstanding voting securities, on sixty days’ prior written notice to the Adviser; (2) shall immediately terminate in the event of its assignment and (3) may be terminated by the Adviser on sixty days’ prior written notice to the Fund, but such termination will not be effective until the Fund shall have contracted with one or more persons to serve as a successor investment adviser for the Fund and such person(s) shall have assumed such position.

(c)       As used in this Agreement, the terms “assignment”, “interested person” and “vote of majority of the Fund’s outstanding voting securities” shall have the meanings set forth for such terms in the 1940 Act, as amended.

(d)       Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party to this Agreement to whom such notice is to be given at such party’s current address.

10.	Other Activities

Nothing in this Agreement shall limit or restrict the right of any director, partner, officer, or employee of the Adviser or its affiliates to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser or its affiliates to engage in any other business or to render services of any kind to any other person, corporation, firm, individual or association. The Adviser’s services to the Fund pursuant to this Agreement are not deemed to be exclusive and it is understood that the Adviser and its affiliates may render investment advice, management and other services to others.

11.	Invalid Provisions

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12.	Governing Law

To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of Delaware, which apply to contracts made and to be performed in the State of Delaware. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.	Amendments

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement will be effective until approved in a manner consistent with the 1940 Act and rules and regulations under the 1940 Act and any applicable SEC exemptive order from such rules and regulations. Any such instrument signed by the Fund must be (a) approved by the vote of a majority of the Directors who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund. The amendment of Schedule A to this Agreement for the sole purpose of making non- material changes to the information included in Schedule A shall not be deemed an amendment of this Agreement.

14.	No Third Party Beneficiaries

This Agreement is not intended and shall not convey any rights, privileges, claims or remedies to any person other than a party to this Agreement and its respective successors and permitted assigns.

15.	Entire Agreement

This Agreement, including the schedule hereto, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes any prior agreement between the parties on this subject matter.

16.	Miscellaneous

Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision will be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of [   ].

FUNDRISE ADVISORS, LLC

By:
Name:
Title:

FUNDRISE REAL ESTATE INTERVAL FUND II, LLC

By:
Name:
Title:

Schedule A

Fees

This Schedule A to that certain Investment Management Agreement by and between Fundrise Advisors, LLC and Fundrise Real Estate Interval Fund II, LLC dated [   ], is effective as of [    ].

Fundrise Real Estate Interval Fund II, LLC

Annual Rate

0.85%